Exhibit 99.3

NOTICE OF REDEMPTION

The NASDAQ OMX Group, Inc.

4.00% Senior Notes due 2015 (the “Notes”)

CUSIP No. 631103 AC2

NOTICE IS HEREBY GIVEN THAT, pursuant to the indenture dated as of January 15, 2010 (the “Base Indenture”) between the NASDAQ OMX Group, Inc. (the “Issuer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and Section 4.1 of the first supplemental indenture, dated as of January 15, 2010 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) between the Company and the Trustee relating to the 4.00% Senior Notes due 2015 (the “Notes”), the Issuer has elected to redeem all of the outstanding Notes on June 18, 2014 (the “Redemption Date”) at a redemption price equal to the greater of (i) 100% of the principal amount of the outstanding Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the outstanding Notes (exclusive of interest accrued and unpaid as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis at the Treasury Rate plus 30 basis points (the “Redemption Price”), plus, in each case, accrued and unpaid interest to, but excluding, the Redemption Date.

Payment of the Redemption Price of the Notes, plus accrued and unpaid interest, will be made on the Redemption Date only upon presentation and surrender of Notes to Wells Fargo Bank, N.A., by hand or by mail at the following locations:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building—12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

On the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Issuers default in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date. If any Note contains a CUSIP or ISIN number, no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in this Notice of Redemption and the holder should rely only on the other identification numbers printed on the Notes. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Indenture and the Notes.

IMPORTANT TAX INFORMATION

Under United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the gross amount of any payment to a beneficial owner of a Note, unless the paying agent or other applicable withholding agent has received a properly completed IRS Form W-9 setting forth the beneficial owner’s taxpayer identification number or a properly completed IRS Form W-8, or the beneficial owner otherwise establishes an exemption.

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Direct inquiries to the Trustee by telephone to at 1-800-344-5128 or by Fax at 612-667-6282.

Dated May 19, 2014	The NASDAQ OMX Group, Inc.

By: Wells Fargo Bank, National Association, as Trustee